Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Green Plains Renewable Energy, Inc. (formerly VBV LLC) of our report dated March 26, 2009 on the consolidated balance sheet as of December 31, 2008, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the nine-month transition period ended December 31, 2008, which appears in the Annual Report on Form 10-KT/A (Amendment #2) and to the reference to us under the heading “Experts” in the prospectus.

/s/ L.L. Bradford & Company, LLC July 2, 2010 Las Vegas, Nevada